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                                 EXHIBIT 10.14

            Sales Contractual Agreement with Compunetics Incorporated
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                                                                   EXHIBIT 10.14

                           SALES CONTRACTUAL AGREEMENT

         AGREEMENT dated this 20th day of June 1996 by and between Patriot Scientific Corporation the (PRINCIPAL) having its primary office at 12875 Brookprinter Place, Suite 300, Poway, CA 92064 (hereinafter called the "Company"), Don Bernier and Compunetics, having its principal office and place of business at 2500 Rochester Court, Troy, MI 48083 (hereinafter called the "Representative").

                                   WITNESSETH

         In consideration of the mutual promises and agreements herein contained, the parties agree as follows:

1.       APPOINTMENT.

                  Subject to the terms and conditions of this Agreement, the Company hereby appoints the Representative as its exclusive representative to the customer (hereinafter called the "Customer") described in Schedule A of this Agreement to promote the sale of, and solicit orders for the ShBoom Microprocessor (hereinafter called the "Product") specified in Schedule B of the Agreement; and the Representative hereby accepts such appointment. During the term of this agreement, the Company will not appoint any other person, firm or corporation to act as its agent or distributor of Products to this customer for the uses described in Schedule A.

                  Nothing in this agreement shall preclude the Company from licensing or selling the Product or its patents or the ShBoom-architecture technology or other Company owned technology to any company or entity for any use whatsoever. Nothing is this agreement shall preclude the Company from selling the Product, without commission to Representative, to any company or entity not listed in Schedule A or in good faith selling the Product to those customers listed in Schedule A for purposes other than described therein. However, should the Company sell Product to customers in Schedule A for other than the purposes described therein, but it be ascertained that the Product is being used for the purposes described in Schedule A, then the Company's only obligation and liability shall be to make the commission payments on such Product as provided in Section 3 below.

                  Should one of the Customers listed in Schedule A desire to license or acquire rights to any of the Company's technology during the term of this agreement, no payments, commissions or finders fees or other compensation shall be payable to Representative unless agreed to in advance in writing. However, should the Representative advise the Company in writing that one of the Customers is desirous of pursuing licensing or other arrangements (other than product purchases covered by this agreement), and the Company is not already in discussions with such satisfactory to the Company directly though your efforts, then the Company shall pay the commissions provided in Section 3, or such other amount as may be mutually agreed, on the net invoice proceeds actually received by the Company during the term of this Agreement.

                  The Company will take reasonable efforts to preclude but cannot assure that other distributors or representatives that may be appointed will not solicit Schedule A Customers for the uses described therein. Should it be ascertained that other Company distributors or representatives are selling Product to Customers for the purposes described in Schedule A, then the Company's only obligation and liability shall be to make the commission payments on such Product as provided in Section 3 below.

         2. REPRESENTATIVE'S DUTIES.

         The Representative agrees:

         (a) to devote its best efforts diligently to solicit orders for Products to the Customer and to provide effective coverage of the Customer for such purposes;

         (b) to provide technical support and assistance where appropriate for the initial development boards and microprocessors;

         (c) to provide technical feedback on suggested upgrades or design changes to meet customer needs and assist in the implementation of these recommendations where appropriate;

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         (d) to maintain a regular place of business suitably located to serve the Customer;

         (e) to employ at all times sufficient personnel of sufficient ability and experience to properly and efficiently discharge the Representative's obligation under this Agreement;

         (f) to provide the Company with such progress reports, monthly forecasts, lists of customers and prospective customers and other information with respect to the Customer as the Company may reasonable request;

         (g) at the Company's request, to have Representative's salesman discuss warranty claims in respect of Products sold by the Company within the Customer;

         (h) to cooperate, at the Company's request, with the Company or with another representative of the company for the purpose of securing potential order or contracts for the Company which are commissionable to the Representative;

         (i) to refrain from any action which would effect or tend to effect acceptance of any order or contract for Products by the Representative on behalf of the Company it being the intent hereof that all orders for Products shall be subject to written acceptance by the Company at such prices and on such terms as the Company may approve;

         (j) to refrain from any action which would create or tend to create any obligation, express or implied, on behalf of the Company, it being the intent hereof that all activities of the Representative pursuant to this Agreement shall be as an independent contractor and not as an agent of the Company.

         3. COMMISSION.

         (a) As full compensation for the Representative's services hereunder, the Company agrees to pay to the Representative, and the Representative agrees to accept, commission payments on the net invoice price of Products shipped by the Company to the Customer at the rate of 5% for Purchase Orders entered through the Representative, for purposes of this agreement, goods shall be deemed to have been shipped when delivered by the Company to a carrier.

         (b) Commissions shall be computed on the net amount of the invoices rendered after all the following items have been deducted; (i) cash and trade discounts; (ii) special packing charges, if any, and freight and transportation or transportation allowances form shipping point; (iii) sales and excise taxes; (iv) C.O.D. charges; and (v) insurance on shipments. No commission shall be paid on tooling costs, on charges for the repair or replacement of damaged Products or returned Products.

         (c) Commissions due to the Representative shall be computed by the Company for each calendar month during the term of the Agreement and shall be paid by the Company on a monthly basis by the 10th of the month following the collection of monies by the Company from the Customer.

         4. COMPANY'S DUTIES.

         The Company agrees during the term of the agreement to provide the Representative with copies of invoices, acknowledgments or other response by the Company to any order from the Customer;

         5. PRICES.

         The Company reserves the right, without prior notice to change the list prices for any one or more of the Products.

         6. WAIVERS.

         Neither party shall by any action, delay omission or otherwise be deemed to have waived any of its rights or remedies under this contract. A waive by either parties of any right or remedy under this any Agreement on one occasion shall not be construed as a bar to or waiver of occasion, nor shall either party be liable for exercising or failing to exercise any such right or remedy.

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         7. RESERVATION OF COMPANY'S RIGHTS.

         The Representative shall acquire no rights under this Agreement in any proprietary property or data, or trademarks or trade names of the Company and agrees to cause employees not to disclose to any other, either during or after the expiration of the term of this Agreement, any of the company's confidential information received by it hereunder.

         8. NONASSIGNABILITY.

         This Agreement may not be assigned, transferred, or subcontracted in whole or in part by the Representative without the prior written consent of the Company. In the event of insolvency of either parts, this contract shall terminate immediately at the election of the other party.

         9. DURATION.

         (a) This Agreement shall become effective as of the date first above written, and shall continue in full force and effect for two years, subject to Representative producing aggregate orders of at least $300,000.00 during the first twelve months of this agreement otherwise this agreement shall terminate.

         (b) In the event that either party fails substantially to perform its duties and obligation, then the other party fails substantially to perform its duties and obligation, then the other party shall have the right to terminate this Agreement. Termination shall be made by written notice by registered letter to the defaulting party. This Agreement will terminate 60 days after notice by registered letter without prejudice of any claims for compensation of damages. In the event that either party shall file a petition of bankruptcy or make a general assignment for the benefit of creditors or otherwise acknowledge insolvency or shall be adjudged bankrupt or insolvent or be placed into a complete liquidation (other than by an amalgamation reorganization or merger or consolidation of such party), then the other party shall have the right to terminate this Agreement forthwith upon notice by the registered letter.

         (c) Upon termination, the Representative will be entitled to commissions as follows:

         (1) The Company will pay the Representative and the Representative will accept commissions equal to those monies due on all product shipped to date.

         10 . APPLICABLE LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         11. NOTICES.

         Any notices provided for under this Agreement shall be in writing and shall be deemed effectively given when delivered in registered or certified mail addressed to the party to receive such notice at the address of such party indicated herein or at such different address as such party may hereafter designate in writing by notice similarly given.

         12 . COMPLETENESS OF AGREEMENT.

         This Agreement expresses the complete and final understanding of the parties, supersedes all previously signed and unsigned contracts, agreements, understandings and negotiations between the parties and shall not be subjects to change or modification except in writing duly signed by both parties .

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IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first above written.

Patriot Scientific Corporation

By:               /s/ MICHAEL A. CARENZO
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                  MICHAEL A. CARENZO

Witness: /s/ LINDA ROMERO
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Don Bernier and Compunetics

By:               /s/ DON BERNIER
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                  DON BERNIER


Witness: /s/ BRUCE SHAW
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SCHEDULE A

The Class of Customers for which Representative is responsible for is as follows:

Ford Motor Corporation North America, General Motors Corporation North America, and Chrysler Corporation North America.

Additional prospect customers will be added to Schedule A by written notification and will be mutually agreed upon.


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SCHEDULE B

ShBoom Microprocessor 32-Bit Risc Processor



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